UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
FORM 4

[ ] Check this box if no longer                            0MB APPROVAL
    subject to Section 16.  Form 4 or                  0MB Number:   3235-0287
    Form 5 obligations may continue.                 Expires:  December 31, 2001
                                                      Estimated average burden
                                                      hours per response    0.5

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



  See instruction 1(b).           Filed pursuant to Section 16(a) of the
 (Print or Type Respons)          Securities Exchange Act of 1934, Section 17(a)
                                  of the Public Utility Holding Company Act of
                                  1935 or Section 30(f) of the Investment
                                  Company Act 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*


  Hromyk                          John
--------------------------------------------------------------------------------
  (Last)                        (First)                 (Middle)



Suite 174, 3359-27th Street N.E.  Calgary,       Alberta          T1Y 5E4
--------------------------------------------------------------------------------
       (Street)                   (City)         (State)           (Zip)



--------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

      Coventure International Inc. formerly Liquidpure Corp. (no trading symbol)

--------------------------------------------------------------------------------
3. I.R.S. Identification Number of Reporting Person (Voluntary)

        ________________

--------------------------------------------------------------------------------
4. Statement for Month/Year

        04/02

--------------------------------------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)

--------------------------------------------------------------------------------

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

        __X__  Director                 __X__  10% Owner

        __X__  Officer (give            ____  Other (specify
                        title                          below)
                        below)

                                       ________________


--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (check applicable below)

   X  Form filed by One Reporting Person

   _  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------


Table I - Non.Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------




1. Title of Security                2. Trans- 3. Trans-   4. Securities Acquired (A)  5. Amount of   6. Owner-      7. Nature of
    (Instr. 3)                         action    action      or Disposed of ([))         Securities     ship           Indirect
                                       Date      Code        (Instr. 3, 4 and 5)         Beneficially   Form:          Beneficial
                                               (Instr. 8)                                Owned at       Direct         Owner-
                                      (Month/                                            End of Month   (D) or         ship
                                      Day/Year                                           Indirect
                                                                            (A) or                                        (I)
                                                Code    V      Amount       (D)    Price(Instr. 3 and 4)(Instr. 4)    (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------

  Common Shares                      04/08/02     P            4,410          A     1.00     8,004,410      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P            4,410          A     1.00     8,008,820      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P            4,900          A     1.00     8,013,720      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P            3,430          A     1.00     8,017,150      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P            2,940          A     1.00     8,020,090      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P            4,900          A     1.00     8,024,990      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P          297,060          A      .01     8,322,050      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P          346,570          A      .01     8,668,620      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P          445,590          A      .01     9,114,210      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P          445,590          A      .01     9,559,800      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P          495,100          A      .01    10,054,900      D
--------------------------------------------------------------------------------------------------------------------------
                                     04/08/02     P          495,100          A      .01    10,054,900      D
--------------------------------------------------------------------------------------------------------------------------



 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)



--------------------------------------------------------------------------------



                                                                            7.
                                                                            Title
                                                                            and                       9.          10.      11.
                                                                            Amount                    Number      Owner-   Nature
               2.                                                           of                        of deriv-   ship      of
               Conver-                    5.                                under-                    ative Sec-  Form of  Indirect
               sion                       Number of                         lying         8.          urities     Deri-    Bene-
               or                         Derivative    6.                  sec           Price       Bene-       vative   ficial
               Exer-           4.         Securities    Date                uriries       of deriv-   ficially    Security Owner-
               cise    3.      Trans-     Acquired (A)  Exercisable and     (Instr.       ative Sec-  Owned       Direct   ship
               Price   Trans-  action     or Disposed   Expiration Date     3 and 4)      urity       at End of   (D) or   (Instr.4)
1.             of      action  Code       of (D)        (Month/Day/Year)     ------       (Instr.5)   Month       Indirect
Title of       Deriv-  Date    (Instr.    (Instr. 3,    -------------------                           (Instr.4)   (I)(Instr.4)
Derivative     ative   (Month/ 8)         4 and 5)       Date       Expira-        Amount or
Security       Secur-  Day/    --------   -----------    Exer-      tion           Number of
(Instr. 3)     ity     Year)   Code   V    (A)    (D)    cisable    Date    Title  Shares
-----------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:



            /s/ Ricardo Moro-Vidal                     April 29, 2002
           -----------------------------              ----------------
            **Signature of Reporting Person                Date

Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.